Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is entered into effective as of September 27, 2006, by and among Eastbourne Capital Management, L.L.C. (“ECM”), Black Bear Offshore Master Fund, L.P., a Cayman Islands limited partnership (“BBOM”), Black Bear Fund I, L.P., a California limited partnership (“BB I”), and Black Bear Fund II, L.L.C., a California limited liability company (“BB II,” and together with ECM, BBOM, and BB I, “Eastbourne”) and Pain Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms not defined herein will have the meaning given in the Preferred Stock Rights Agreement, dated as of April 28, 2005, by and between the Company and Mellon Investor Services LLC (the “Rights Agreement”).

A. As of September 26, 2006, Eastbourne had Beneficial Ownership, in the aggregate, of approximately 8,619,629 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”).

B. Except as otherwise disclosed in the most recent Schedule 13G filed by Eastbourne, Eastbourne’s Beneficial Ownership of the Common Stock is primarily attributable to investment power exercisable by ECM with respect to shares of the Common Stock managed for its clients.

C. Eastbourne has indicated to the Company that it desires to purchase additional shares of the Common Stock on behalf of its clients and itself in amounts likely to cause Eastbourne’s Beneficial Ownership to exceed 20% of the issued and outstanding shares of the Common Stock.

D. Pursuant to Section 1 of the Rights Agreement, a Person who or which, together with all Affiliates and Associates (each as defined in the Rights Agreement), becomes the Beneficial Owner of 15% or more of the issued and outstanding Common Stock is an “Acquiring Person” for purposes of the Rights Agreement; provided that Eastbourne and its affiliates are not deemed to be an Acquiring Person if they own less than 20% of the issued and outstanding shares of the Common Stock.

E. The Company has determined that purchases of a limited number of additional shares of the Common Stock by Eastbourne pursuant to the terms of this Agreement would not currently be adverse or hostile to the Company or inconsistent with the purpose and intent of the Board of Directors of the Company in adopting the Rights Agreement.

Accordingly, in consideration of the foregoing premises and the mutual covenants, representations and warranties contained in this Agreement, Eastbourne and the Company agree as follows:

1. Representations and Warranties of Eastbourne. ECM, BBOM, BB I and BB II jointly and severally represent and warrant to, and agree with, the Company as follows:

(a) Assuming that a report pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) were required to have been filed as of September 26, 2006, Eastbourne would have reported Beneficial Ownership of an aggregate of 8,619,629 shares of the Common Stock (the “Original Shares”) consisting of approximately 19.5% of the issued and outstanding shares of the Common Stock as of such date (assuming that 44,173,867 shares of Common Stock are issued and outstanding), subject to such disclaimers of Beneficial Ownership by Eastbourne that may have been made pursuant to such Section and the rules and regulations thereunder.

(b) As of the date hereof, Eastbourne’s Beneficial Ownership of the Common Stock does not exceed 20% of the issued and outstanding Common Stock, assuming that 44,173,867 shares of Common Stock are issued and outstanding.

(c) Each Eastbourne entity has been provided with access to, or has received, a copy of, and is familiar with the terms of, the Rights Agreement.

(d) The Original Shares were acquired (i) in the ordinary course of business solely for investment purposes, (ii) not for the purpose of, and do not have the effect of, changing or influencing the control of the Company and (iii) not in connection with or as a participant in any transaction having such purposes or effect.

(e) With the exception of ECM’s other clients, and their fiduciaries, to the knowledge of ECM, BBOM, BB I and BB II, no Person other than Eastbourne is a Beneficial Owner of any of the Original Shares.

(f) Any additional shares of the Common Stock purchased by ECM, BBOM, BB I or BB II or their affiliates after the date hereof (the “Additional Shares,” and together with the Original Shares, the “Eastbourne Shares”) will be acquired (i) in the ordinary course of business solely for investment purposes, (ii) not for the purpose of, or with the effect of, changing or influencing the control of the Company and (iii) not in connection with or as a participant in any transaction having such purpose or effect.

(g) The Company has not induced, and is not inducing, Eastbourne or their affiliates, or the clients of ECM, to purchase any additional shares of the Common Stock and has not made and is not making any representation to Eastbourne or the clients of ECM as to the value of the Common Stock, the suitability of the Common Stock for investment by Eastbourne or the clients of ECM, or the past or future results of the Company’s business and operations.

(h) ECM has sole voting and investment control over all of the Original Shares and will have sole voting and investment control over any Additional Shares.

2. Voting of Shares. ECM shall vote the Original Shares in the manner in which the Board of Directors of the Company has recommended generally in any proxy or consent solicitation to the stockholders of the Company, subject to ECM’s fiduciary duty to its clients. ECM shall vote the Additional Shares in the manner in which the Board of Directors of the Company has recommended generally in any proxy or consent solicitation to the stockholders of the Company.

3. Sale of Shares. In the event that, within five (5) years after the date hereof, any of ECM, BBOM, BB I or BB II proposes to sell in a bona fide transaction any shares of the

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Common Stock (other than (i) a sale in a “broker’s transaction” or in a transaction directly with a “market maker,” in either case as defined in and in a manner of sale consistent with paragraphs (f) and (g) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “1933 Act”), or (ii) in a sale from one ECM client to another ECM client), then Eastbourne shall provide to the Company not less than ten (10) days prior written notice of such proposed transaction, specifying the number of shares of the Common Stock proposed to be sold, the price at which such shares are to be sold and the proposed purchaser of such shares, and shall only complete such sale with the written consent of the Company (the “Consent”), such Consent to be provided or withheld at the Company’s sole discretion and without regard to the economic consequences of providing or withholding such Consent. ECM, BBOM, BB I and BB II shall jointly and severally indemnify and hold harmless the Company and its representatives and employees from and against any liability, demand, cost of judgment or claim to which the Company may become subject (regardless of whether or not such liability, demand, cost or claim relates to any third party claim) that arises out of or relates to the providing or withholding of any Consent. The obligations of ECM, BBOM, BB I and BB II in the preceding sentence shall be in effect regardless of whether this Section 3 is otherwise in effect and survive the expiration or termination of this Agreement. The parties acknowledge that nothing in this Agreement, including, without limitation, this section 3, implies that Eastbourne is an affiliate of the Company as that term is defined in Rule 144 under the 1933 Act.

4. Standstill. ECM, BBOM, BB I and BB II jointly and severally agree with the Company that none of them shall:

(a) make, offer or propose (whether publicly or otherwise) to effect, initiate, cause or participate in (i) any acquisition of Beneficial Ownership of the Common Stock resulting in an increase in its aggregate Beneficial Ownership of the Common Stock to a number of shares representing 25% or more of the outstanding shares of the Common Stock at any time without the prior written consent of the Company, (ii) any acquisition of any assets, indebtedness or businesses of the Company or any assets, indebtedness or businesses of any subsidiary or other affiliate of the Company, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other affiliate of the Company, or involving any securities, assets, indebtedness or businesses of the Company or any securities, assets, indebtedness or businesses of any subsidiary or other affiliate of the Company (it being understood that “participate” does not preclude Eastbourne and its clients from tendering shares in any transaction described in this clause (iii) as long as Eastbourne is passive in such transaction and otherwise has complied with this section 4 with respect to such transaction), (iv) any “solicitation” of “proxies” or stockholder consents (as such terms are defined under Regulation 14A of the Exchange Act) with respect to any securities of the Company or any of its subsidiaries or other affiliates of the Company or (v) any stockholder proposals or recommendations or nominations for election to the Board of Directors of the Company that would require disclosure in the Company’s proxy statement prepared in connection with its annual meetings of stockholders;

(b) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company or any of its subsidiaries, or otherwise act in concert with any person in respect to any such securities, except that the ECM clients may be considered to be a “group”;

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(c) otherwise act, whether alone or in concert with others, to seek to propose to the Company, any subsidiary of the Company or any of their stockholders any merger, business combination, restructuring, recapitalization or similar transaction to or with the Company or any of its subsidiaries or otherwise seek or propose to influence or control the Company’s management, Board of Directors or policies or to obtain representation on the Company’s Board of Directors;

(d) take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(f) assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence;

(g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(h) request or propose that the Company or any of the Company’s representatives amend, waive or consider the amendment or waiver of any provision set forth in this section 4.

ECM, BBOM, BB I and BB II jointly and severally agree that, if any of them or its representatives are approached by any third party concerning any of their participation in a transaction involving any assets, indebtedness or business of, or securities issued by, the Company or any of its subsidiaries or other affiliates, Eastbourne will promptly inform the Company of the nature of such transaction and the parties involved.

Notwithstanding anything in this section 4 to the contrary, ECM, BBOM, BB I or BB II may take any action or enter into any agreement, if recommended or approved by the Board of Directors of the Company.

5. Amendment to Rights Agreement. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of ECM, BBOM, BB I and BB II contained in this Agreement, the Company agrees to amend the definition of “Acquiring Person” in the Rights Agreement to provide that the percentage Beneficial Ownership of the outstanding Common Stock used to determine whether a Person constitutes an “Acquiring Person” will be 25% or more in the case of Eastbourne. Promptly following the effective date of this Agreement and approval by the Board of Directors of the Company, appropriate officers of the Company will execute an amendment to the Rights Agreement in substantially the form attached hereto as Exhibit A (the “Amendment”), instruct the Rights Agent to execute the Amendment and notify Eastbourne when the Amendment has been fully executed. ECM, BBOM, BB I and BB II hereby covenant and agree not to effect any purchases or sales of the Common Stock before the first business day after the date of filing by the Company of a Form 8-K with the Securities and Exchange Commission reporting such Amendment. Notwithstanding any other provision hereof or of such Amendment, the Amendment will have no effect on the definition of “Acquiring Person” with respect to any client of ECM other than BBOM, BB I and BB II.

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6. Certain Provisions Unaffected. It is expressly understood and agreed that, notwithstanding the terms of this Agreement or the Amendment, the Company shall not be precluded from a determination that ECM, BBOM, BB I or BB II or any client of ECM, is a Person causing the occurrence of a Section 11(a)(ii) event under Section 11(a)(ii) of the Rights Agreement.

7. Certain Statutory Matters. ECM, BBOM, BB I and BB II understand and agree that the provisions of Section 203 of the Delaware General Corporation Law, as amended, will continue to apply to Eastbourne entities, as well as the clients of ECM, and that execution and delivery of this Agreement and the Amendment on behalf of the Company do not constitute approval of any acquisition of shares of the Common Stock by ECM, BBOM, BB I, BB II or the clients of ECM, or any other transaction, for the purposes of such Section 203 and do not result in Eastbourne entities or the clients of ECM, not being, collectively or individually, an “interested stockholder” or “associate” as defined therein. ECM, BBOM, BB I and BB II acknowledge and agree that, except with respect to the matters contemplated by this Agreement, the Company has not disclosed material nonpublic information to Eastbourne or any of ECM’s clients and that the Company is under no obligation to disclose such information to Eastbourne or any of ECM’s clients.

8. Entire Agreement and Amendment. This Agreement contains the entire agreement among the parties with respect to the subject matter of this Agreement. All prior and contemporaneous agreements, discussions or understandings, whether oral or written, are expressly superseded by this Agreement and are null and void. This Agreement may not be modified, waived, discharged or amended, in whole or in part, except in writing signed by the parties.

9. Termination and Effect Thereof.

(a) Except to the extent provided by Section 3 of this Agreement, Sections 2, 3 and 4 of this Agreement will not be in effect at any time that Eastbourne Beneficially Owns less than 20% of the outstanding shares of the Common Stock, and, from and after the second anniversary hereof, the Company shall have the right to terminate this Agreement and reverse the Amendment, in its sole discretion, from and after the date on which Eastbourne has not Beneficially Owned 20% or more of the outstanding shares of the Common Stock for a period of at least 20 trading days.

(b) If any of ECM, BBOM, BB I or BB II breaches its covenants, representations or agreements in this Agreement, the Company will have the right to terminate this Agreement and to reverse the Amendment; provided, however, that any such termination will not prejudice any claim that the Company may have with respect to any breach of any representation, warranty or covenant hereunder occurring prior to such termination.

10. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not intended to confer upon any other person any rights or remedies hereunder.

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11. Governing Law and Venue. This Agreement and the legal relations among the parties hereto will be governed by, construed and enforced according to the internal laws of the State of Delaware (without regard to the laws of conflict of any jurisdiction) as to all matters, including, without limitation, matters of validity, interpretation, construction, effect, performance and remedies. The parties to this Agreement hereby consent to the personal jurisdiction of the state and federal courts located in the State of Delaware in connection with any controversy related to this Agreement.

12. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, and each such counterpart will be deemed an original, but all such counterparts together will constitute one and the same instrument. Facsimile signatures shall be treated the same as originals.

The parties have caused this Agreement to be duly executed as of the day and year first above written.

EASTBOURNE CAPITAL MANAGEMENT, L.L.C.		PAIN THERAPEUTICS, INC.

By:	/s/ Eric M. Sippel	By:	/s/ Remi Barbier
	Eric M. Sippel		Remi Barbier

Its:	Chief Operating Officer	Its:	Chairman, President and Chief Executive Officer

BLACK BEAR OFFSHORE MASTER FUND, L.P.

		By	Eastbourne Capital Management, L.L.C., its general partner

		By:	/s/ Eric M. Sippel
Eric M. Sippel

		Its:	Chief Operating Officer

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BLACK BEAR FUND I, L.P.

By	Eastbourne Capital Management, L.L.C., its general partner

By:	/s/ Eric M. Sippel
Eric M. Sippel

Its:	Chief Operating Officer

BLACK BEAR FUND II, L.L.C.

By	Eastbourne Capital Management, L.L.C., its managing member

By:	/s/ Eric M. Sippel
Eric M. Sippel

Its:	Chief Operating Officer

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Exhibit A

AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT

BETWEEN PAIN THERAPEUTICS, INC. AND

MELLON INVESTOR SERVICES LLC

THIS AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT (the “Amendment”) is made this 27th day of September 2006, by and between PAIN THERAPEUTICS, INC., a Delaware corporation (the “Company”), and MELLON INVESTOR SERVICES LLC (the “Rights Agent”) to amend the Preferred Stock Rights Agreement, dated April 28, 2005, by and between the Company and the Rights Agent (the “Rights Agreement”).

WHEREAS, pursuant to the Rights Agreement, certain rights to purchase shares of the Company’s Series A Participating Preferred Stock, par value $0.001 per share, become exercisable, subject to the terms and conditions set forth in the Rights Agreement, if there is a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% (or 20% with respect to Eastbourne Capital Management and its affiliates) or more of the outstanding Common Shares of the Company (an “Acquiring Person”) or 10 business days following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer, the consummation of which would result in any person or entity becoming an Acquiring Person;

WHEREAS, Eastbourne Capital Management, L.L.C. (“ECM”), Black Bear Offshore Master Fund, L.P., a Cayman Islands limited partnership (“BBOM”), Black Bear Fund I, L.P., a California limited partnership (“BB I”) and Black Bear Fund II, L.L.C., a California limited liability company (“BB II,” and together with ECM, BBOM and BB I, the “Eastbourne Entities”) have reported that they beneficially owned in the aggregate 19.5% of the Common Shares of the Company;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to exclude from the definition of an “Acquiring Person” the Eastbourne Entities, but only so long as none of the Eastbourne Entities, together with any of their respective affiliates or associates, either individually or collectively, is the beneficial owner of 25% or more of the Common Shares then outstanding; and

WHEREAS, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2. The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is amended in its entirety to read as follows:

““Acquiring Person” shall mean any Person, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan; provided, however, that Eastbourne Capital Management, LLC, and its affiliates (“Eastbourne”) shall not be deemed an “Acquiring Person” until such time as it together with its respective affiliates shall be the Beneficial Owner of 25% or more of the Company’s Common Shares then outstanding. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding (or with respect to Eastbourne and its affiliates, increases such number of shares to 25% or more of the Common Shares of the Company then outstanding); provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding (or with respect to Eastbourne and its affiliates, shall become the Beneficial Owner of 25% or more of the Common Shares of the Company then outstanding) by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding (or with respect to Eastbourne and its affiliates, does not beneficially own 25% or more of the Common Shares of the Company then outstanding). Notwithstanding the foregoing, (i) if the Company’s Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement including, without limitation Section 1(gg) hereof; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, (or with respect to Eastbourne and its affiliates, is the Beneficial Owner of 25% or more of the Common Shares outstanding) such Person shall not be or become an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares or upon the acquisition of additional Common Shares in a transaction specifically designated as exempt for purposes of this Section 1(a) by the Board of Directors of the Company), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding (or with respect to Eastbourne and its affiliates, is not the Beneficial Owner of 25% or more of the Common Shares outstanding).”

3. All references in the Rights Agreement to “15%” shall be followed by “(or 25% with respect to Eastbourne)”, other than in the definition of “Acquiring Person” set forth in Section 1(a), which is amended as provided above.

4. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any affect any of the terms, conditions, covenants, obligations or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue to be in full force and effect.

5. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

PAIN THERAPEUTICS, INC.

By:
Name:	Peter Roddy
Title:	Chief Financial Officer

MELLON INVESTOR SERVICES LLC

By:
Name:	Kerri Jones
Title:	Assistant Vice President